Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-160246, 333-162255, 333-176706, 333-183089, 333-184728, 333-188399 and 333-190242) of CSR plc of our reports dated 25 February 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of CSR plc, which appear in this Annual Report on Form 20-F for the 52 week period ended 27 December 2013.

/s/ Deloitte LLP
Deloitte LLP
London, United Kingdom
Date: 13 March 2014

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